Exhibit 99.1

SONIC AUTOMOTIVE, INC. AMENDS PAYMENT DATE FOR PREVIOUSLY DECLARED QUARTERLY CASH DIVIDEND

CHARLOTTE, N.C. – December 3, 2012 – Sonic Automotive, Inc. (NYSE: SAH), a leader in automotive retailing, today announced that its Board of Directors has approved an amendment to the payment date for the company’s quarterly dividend in the amount of $0.025 per share payable in cash for stockholders of record on December 14, 2012, which dividend was previously announced by the company on October 23, 2012. The dividend will now be payable on December 21, 2012, rather than the previously announced payment date of January 15, 2013. No changes have been made to the record date (December 14, 2012) or amount ($0.025 per share) of this previously declared quarterly cash dividend.

Sonic Automotive, Inc., a Fortune 500 company based in Charlotte, N.C., is one of the nation’s largest automotive retailers. Sonic can be reached on the web at www.sonicautomotive.com.

Included herein is a forward-looking statement pertaining to an anticipated cash dividend to stockholders. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions in the markets in which we operate, new and used vehicle sales volume, the success of our operational strategies, the rate and timing of overall economic recovery and the risk factors described in the Company’s annual report on Form 10-K for the year ending December 31, 2011 and in the Company’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2012. The Company does not undertake any obligation to update forward-looking information.